Exhibit 99.1

Aqua Metals Announces Proposed Public Offering of Common Stock

ALAMEDA, Calif., December 7, 2017 – Aqua Metals, Inc. (Nasdaq: AQMS), (“Aqua Metals” or the “Company”), which is proceeding to commercialize its proprietary electrochemical lead recycling technology called AquaRefining™, today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. Aqua Metals also expects to grant the underwriters a 30-day option to purchase additional shares of common stock offered in the public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Aqua Metals expects to use the net proceeds from this offering for working capital, which could include capital expenditures related to the expansion of production activities at its initial AquaRefining facility at the Tahoe Regional Industrial Center, McCarran, Nevada, and general corporate purposes.

Oppenheimer & Co. Inc. is acting as the sole underwriter for the offering.

A shelf registration statement relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (SEC) and is effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com. Electronic copies of the preliminary prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

Safe Harbor

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in under the caption “Risk Factors” in the preliminary prospectus supplement related to the offering and Part II. Item 1A of our Quarterly Report on Form 10-Q filed with the SEC on November 9, 2017. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Aqua Metals Media Relations:

David Regan

Director of Marketing

Main: 415-336-3553

www.aquametals.com

Investor Relations:

MZ North America

Greg Falesnik

Managing Director

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us